EXHIBIT 99.107

                               [GRAPHIC OMITTED]
                              North Valley Bancorp


North Valley Bancorp to Present at the Sandler O'Neill West Coast Financial Services Conference

         March 7, 2006 - REDDING, CA - North Valley Bancorp (NASDAQ: NOVB), a multi-bank holding company with $918 million in assets, today announced that Michael J. Cushman, President & Chief Executive Officer, will participate in a bank panel discussion at the 2006 West Coast Financial Services Conference sponsored by Sandler O'Neill & Partners, LP, on March 9, 2006, in San Diego, California. The panel discussion is scheduled to begin at 3:25 p.m. PST, in San Diego, California.

         The conference will be accessible via a live and archived web cast through Sandler O'Neill's website at www.sandleroneill.com. Viewers should go to the sandleroneill.com website a few minutes prior to the start of the presentation time in order to register. Slides included in Mr. Cushman's investor package will be accessible through the website and will be filed with the Securities and Exchange Commission on a Form 8-K Current Report prior to the presentation. The archived web cast will be available for thirty days after the presentation, beginning on March 10, 2006.

         Persons may also listen to the conference via audio conference by dialing (866) 362-5158 and referencing "Sandler O'Neill Conference Session 8".

         North Valley Bancorp is a multi-bank holding company headquartered in Redding, California. North Valley Bank ("NVB") operates twenty one commercial banking offices in Shasta, Humboldt, Del Norte, Mendocino and Trinity Counties in Northern California including two in-store supermarket branches and two Business Banking Centers. NVB Business Bank operates five commercial banking offices in Yolo, Solano, Sonoma, Placer and Mendocino Counties in Northern California. North Valley Bancorp, through its subsidiary banks, offers a wide range of consumer and business banking deposit products and services including internet banking and cash management services. In addition to these depository services, North Valley Bank and NVB Business Bank engage in a full complement of lending activities including consumer, commercial and real estate loans. NVB has SBA Preferred Lender status and provides investment services to its customers through an affiliated relationship. Visit the Company's website address at www.novb.com.


Cautionary Statement: This release contains certain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those stated herein. Management's assumptions and projections are based on their anticipation of future events and actual performance may differ materially from those projected. Risks and uncertainties which could impact future financial performance include, among others, (a) competitive pressures in the banking industry; (b) changes in the interest rate environment; (c) general economic conditions, either nationally or regionally or locally, including fluctuations in real estate values; (d) changes in the regulatory environment; (e) changes in business conditions or the securities markets and inflation; (f) possible shortages of gas and electricity at utility companies operating in the State of California, and (g) the effects of terrorism, including the events of September 11, 2001, and thereafter, and the conduct of war on terrorism by the United States and its allies. Therefore, the information set forth herein, together with other information contained in the periodic reports filed by the Company with the Securities and Exchange Commission, should be carefully considered when evaluating the business prospects of the Company. North Valley Bancorp undertakes no obligation to update any forward-looking statements contained in this release.

For further information contact:

Michael J. Cushman
President & Chief Executive Officer
(530) 226-2900    Fax: (530) 221-4877